Exhibit 10.1
CONSULTING AGREEMENT
     This Consulting Agreement (the “Agreement”) is made and entered into this 2nd day of March, 2007 by and between Mercantile Bancorp, Inc., a Delaware corporation, (“Company”) and Dan S. Dugan (“Consultant”). WITNESSETH:
RECITALS
     A.     Consultant possesses certain knowledge and expertise in the businesses of bank holding companies and banks which Company wishes to utilize on a consulting basis and for representation on Company’s board and boards of certain banks and bank holding companies in which Company owns all or a significant percentage of the issued and outstanding stock; and
     B.     Company desires Consultant to act as a consultant to the Company upon the terms and conditions hereinafter set forth.
     C.     Consultant is willing to act as a consultant for Company upon the terms and conditions hereinafter set forth.
     In consideration of the matters described above, and of the mutual benefits, covenants and obligations set forth in this Agreement, Company and Consultant agree as follows:
     1.     Consulting Services. Company agrees to retain Consultant and Consultant agrees to serve as an advisor and consultant to Company. Without limiting the generality of the foregoing, the consulting services provided by Consultant shall be in the area of management, operations and customer relations of bank holding companies and banks. In addition, Consultant shall serve on Company’s board, if elected by the stockholders of Company, and as Company’s representative on the boards of up to six (6) banks or bank holding companies in which Company owns all or a significant percentage of the issued and outstanding stock. The board of directors of Company shall designate such banks or bank holding companies from time to time but the number at any one time shall not exceed six (6).
     2.     Term. This Agreement shall commence on the date hereof and shall continue until February 29, 2008 or Consultant’s earlier death or disability rendering him unable to provide the consulting services, or until earlier terminated by Company for cause.
     3.     Consideration for Consulting Services. As consideration for the services to be performed by Consultant pursuant to paragraph 1, Consultant shall be entitled to a fee of Seventy-five Thousand and 00/100 Dollars ($75,000.00) which shall be payable in twelve (12) monthly installments on the fifteenth day of each month during the term of this Agreement. Consultant shall not be paid a director fee for serving as a director on Company’s board and those banks or bank holding companies upon which Consultant will be the Company’s representative. In addition, to assist Consultant with customer relations, the Company shall pay for or reimburse to Consultant the dues for a social membership at the Quincy Country Club, Quincy, Illinois.

     4.     Time Devoted to Work. The services and hours Consultant is to work on any given day in rendering consulting and advisory services hereunder will be determined by Consultant after consultation with the Company and by the dates and times of the board meetings for those boards on which Consultant will be a director. Company will rely upon Consultant to work such hours as are reasonably necessary to fulfill the spirit and purpose of this Agreement.
     5.     Confidentiality; Services for Others. During the term of this Agreement and at all times thereafter, Consultant shall not divulge or appropriate for his own use or for the use of others any trade secret or confidential information of Company or any of its subsidiaries, relating to the products, customers, prospective customers or related data of Company or its subsidiaries obtained by Consultant during his engagement by Company.
     6.     Independent Contractor Status. It is specifically understood and agreed upon by the parties that Consultant is not an employee of Company but rather an independent contractor for all purposes in that he is engaged in the performance of services hereunder not as an employee of Company but as an independent contractor. Notwithstanding any determination by a court, administrative agency or other party, such independent contractor status shall apply for purposes of worker’s compensation, unemployment compensation, Federal Insurance Contribution Act (FICA), income tax withholding and all other purposes. Consultant agrees to pay all such taxes and contributions. Consultant shall not be entitled to participate in any employee benefit programs or plans established by Company. Consultant agrees to indemnify and hold harmless Company and its employees and officers from and against any loss, expense or cost resulting from a determination that Consultant is other than an independent contractor or from any claim Consultant may make as a purported employee.
     7.     Expenses. Company shall provide to Consultant a cell phone and shall pay for the expense thereof. Company shall reimburse Consultant for all reasonable expenses incurred in carrying out his duties and responsibilities pursuant to this Agreement, including travel and lodging expenses. Consultant shall submit to Company, periodically, requests for expense reimbursement with an itemization of the expenses incurred. All reimbursement for reasonable and customary travel and out-of-pocket expenses will be based upon their actual cost. Any entertainment expenses Consultant intends to incur must be pre-approved by Company, at Consultant’s request.
     8.     Consultation Concerning Acquisitions. If Company requests that Consultant advise the Company with regard to specific targeted acquisitions of the Company, Company and Consultant shall in advance agree to the scope of such services and a reasonable fee to be paid to Consultant for the rendering of such consulting services regarding acquisitions.
     9.     Assignment. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns. This Agreement is a personal services contract as to Consultant and shall not be assignable by Consultant, but all obligations and agreements of Consultant hereunder shall be binding upon and enforceable against Consultant and his personal representatives and heirs.
     10.     Entire Agreement. This Agreement constitutes the entire agreement between the parties and any amendments hereto must be in writing and be duly executed by each of the parties hereto.

     11.     Construction. Titles and headings to various subdivisions of this Agreement are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
     12.     Severability. If any provision of this Agreement is determined to be invalid or unenforceable under any court or governmental agency or competent jurisdiction, or under any statute, the remaining provisions shall not thereby be invalidated but shall remain in full force and effect, unless to do so would clearly violate the present legal and valid intention of the parties hereto.
     13.     Notices. All notices given hereunder shall be in writing and shall be deemed delivered when served personally or when deposited in the United States mail, postage prepaid, addressed at the address following the parties’ signatures, or at such other address as may be designated by written notice given in accordance with the provisions of this paragraph.
     14.     Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.
     IN WITNESS WHEREOF, Company and Consultant have executed this Agreement on the day and year first above written.

COMPANY: Mercantile Bancorp, Inc.
By:	/s/ Ted T. Awerkamp
Ted T. Awerkamp, its President
Address:	440 Maine P.O. Box 371 Quincy, IL 62301

/s/ Dan S. Dugan
Dan S. Dugan
Address:	1025 Evangeline Road East Quincy, IL 62301

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